Exhibit 10.27

STOCK SUBSCRIPTION AGREEMENT dated as of March 22, 2002, among ENERSYS HOLDINGS INC., a Delaware corporation (the “Company”), MORGAN STANLEY DEAN WITTER CAPITAL PARTNERS IV, L.P., a Delaware limited partnership (“MSDW Partners”), MORGAN STANLEY DEAN WITTER CAPITAL INVESTORS IV, L.P., a Delaware limited partnership (“MSDW Investors”), MSDW IV 892 INVESTORS, L.P., a Delaware limited partnership (“MSDW 892”), MORGAN STANLEY GLOBAL EMERGING MARKETS PRIVATE INVESTMENT FUND, L.P., a Delaware limited partnership (“MSDW GEM”), and MORGAN STANLEY GLOBAL EMERGING MARKETS PRIVATE INVESTORS, L.P., a Delaware limited partnership (“MSDW GEM Investors”; and together with such other parties (other than the Company), individually, a “Purchaser”, and, collectively, the “Purchasers”).

WHEREAS, the Company is authorized by its Certificate of Incorporation to issue 1,000,000 shares of its Series A Convertible Preferred Stock, par value $.01 per share (the “Preferred Stock”); and

WHEREAS, the Company and the Purchasers wish to provide for the subscription for and purchase of certain shares of Preferred Stock by the Purchasers.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Purchasers hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01  Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“MSDW 892 Shares” means 45,649 shares of Common Stock to be purchased hereunder by MSDW 892.

“MSDW GEM Shares” means 66,538 shares of Preferred Stock to be purchased hereunder by MSDW GEM.

“MSDW GEM Investors Shares” means 4,050 shares of Preferred Stock to be purchased hereunder by MSDW GEM Investors.

“MSDW Investors Shares” means 14,641 shares of Common Stock to be purchased hereunder by MSDW Investors.

“MSDW Partners Shares” means 535,005 shares of Common Stock to be purchased hereunder by MSDW Partners.

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Shares” means the MSDW 892 Shares, the MSDW GEM Shares, the MSDW GEM Investors Shares, the MSDW Investors Shares and the MSDW Partners Shares.

“PSA” means the Purchase and Sale Agreement dated as of January 6, 2002, by and between Invensys plc, a company incorporated in England and Wales, and the Company.

ARTICLE II
PURCHASE OF SHARES

SECTION 2.01  Purchase and Sale of the Shares.  Upon the fulfillment of the conditions in Section 2.02, (a) the Company will sell to MSDW Investors and the MSDW Investors will purchase from the Company, the MSDW Investors Shares, for an aggregate purchase price of $6,222,425, (b) the Company will sell to MSDW Partners and MSDW Partners will purchase from the Company the MSDW Partners Shares, for an aggregate purchase price of $227,377,125, (c) the Company will sell to MSDW 892 and MSDW 892 will purchase from the Company the MSDW 892 Shares, for an aggregate purchase price of $19,400,825, (d) the Company will sell to MSDW GEM and MSDW GEM will purchase from the Company the MSDW GEM Shares, for an aggregate purchase price of $28,278,650, and (e) the Company will sell to MSDW GEM Investors and MSDW GEM Investors will purchase from the Company the MSDW GEM Investors Shares, for an aggregate purchase price of $1,721,250.

SECTION 2.02  Conditions Precedent to the Purchase and Sale of the Shares.  The obligation of each Purchaser to purchase the Shares to be purchased by such Purchaser hereunder, and the obligation of the Company to sell such Shares, shall be subject to the fulfillment of the condition that the closing of the transactions contemplated by the PSA shall have occurred (or shall occur contemporaneously with the closing of such transactions).

SECTION 2.03  Effective Time of Closing.  The closing of the transactions contemplated by this Agreement shall be effective immediately prior to the consummation of the transactions contemplated by Article I of the PSA.

ARTICLE III
INDEMNIFICATION

SECTION 3.01  Limitation on Liability.  To the fullest extent permitted by law, none of the Purchasers, or any of their respective partners or other Affiliates, or their respective members, shareholders, directors, managers, officers, employees, agents or other Affiliates, or any Person who serves at the request of any Purchaser on behalf of any Person as an officer, director, manager, partner or employee of any Person, (each, an “Indemnified Party”), shall be liable to the Company for (a) any act or omission taken or suffered by such Indemnified Party in connection with the conduct of the affairs of the Company or otherwise in connection with such Purchaser’s shareholdings in the Company, or the matters contemplated herein, unless such act or omission resulted from fraud, willful misconduct or gross negligence by such Indemnified Party or (b) any mistake, negligence, dishonesty or bad faith of any agent of such Indemnified Party unless such Indemnified Party was responsible for the selection or monitoring of such agent and acted in such capacity with gross negligence.

SECTION 3.02  Indemnification; Etc.

(a)           To the fullest extent permitted by law, the Company shall indemnify and save harmless each of the Indemnified Parties from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by such Indemnified Party and arise out of or in connection with the affairs of the Company, or any Indemnified Party’s shareholdings in the Company, including acting as a director, manager or officer or its equivalent of the Company or otherwise in connection with the matters contemplated herein; provided that an Indemnified Party shall be entitled to indemnification hereunder only to the extent that such Indemnified Party’s conduct did not constitute fraud, willful misconduct or gross negligence.

To the extent the foregoing indemnification is unavailable to any Indemnified Person or insufficient in respect of any claims, liabilities, damages, losses, costs and expenses referred to above, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such claim, liability, damage, loss, cost or expense in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and such Indemnified Person, on the other hand, or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.

The termination of any proceeding by settlement, judgment, order, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such Indemnified Party’s conduct constituted fraud, bad faith, willful misconduct, gross negligence or any such violation or breach.

(b)           Expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Indemnified Party to repay such amount to the extent that it shall be determined ultimately that such Indemnified Party is not entitled to be indemnified hereunder.

(c)           The right of any Indemnified Party to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnified Party may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnified Party’s successors, assigns and legal representatives.

(d)           The Company shall pay, or shall reimburse each Purchaser not less frequently than quarterly for, (a) all such Purchaser’s (and its general partner’s) reasonable out-of-pocket fees and expenses (including, without limitation, fees and expenses of independent accountants, lawyers and other consultants hired by such Purchaser (and its general partner), the Company, or any lender, stockholder, agent, advisor or service provider of or to such Purchaser (and its general partner) or the Company that such Purchaser (and its general partner) or the Company is obligated to pay) incurred in connection with or related to such Purchaser’s investment in the

Company, including, without limitation, with respect to (i) performance of due diligence investigations and industry analyses, (ii) negotiation of shareholder arrangements, and employment arrangements and management equity plans relating to members of management of the Company, (iii) governmental or regulatory filings made by, and compliance with securities laws by, such Purchaser or the Company in connection with such Purchaser’s investment in the Company or any acquisition by or disposition of the Company, (iv) acquisition, financing or disposition transactions relating to the Company (whether or not consummated), and (v) such Purchaser’s ongoing monitoring of the affairs of the Company (including, without limitation, all expenses incurred in connection with such Purchaser’s personnel serving as directors or officers of the Company, all reasonable travel and related expenses, and all ongoing industry and company analyses, and (vi) all agreements and documentation relating to any of the foregoing (and any amendments thereto).

ARTICLE IV
MISCELLANEOUS

SECTION 4.01  Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by each Purchaser and the Company.

SECTION 4.02  Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, between the Purchasers and the Company with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

SECTION 4.03  Assignment.  This Agreement shall not be assigned by operation of law or otherwise.

SECTION 4.04  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 4.05  Counterparts.  This Agreement may be executed in two counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement shall become effective upon the execution and delivery of this Agreement by all the named parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

ENERSYS HOLDINGS INC.

By:	/s/ Richard W. Zuidema
Name: Richard W. Zuidema
Title: Executive Vice President

MORGAN STANLEY DEAN WITTER CAPITAL PARTNERS IV, L.P.

By:	MSDW CAPITAL PARTNERS IV, LLC, as General Partner

By:	MSDW Capital Partners IV, Inc., as Member

By:	/s/ Kenn Clifford
Name: Kenn Clifford
Title: Managing Director

MSDW IV 892 INVESTORS, L.P.

By:	MSDW CAPITAL PARTNERS IV, LLC, as General Partner

By:	MSDW Capital Partners IV, Inc., as Member

By:	/s/ Kenn Clifford
Name: Kenn Clifford
Title: Managing Director

MORGAN STANLEY DEAN WITTER CAPITAL PARTNERS IV, L.P.

By:	MSDW CAPITAL PARTNERS IV, LLC, as General Partner

By:	MSDW Capital Partners IV, Inc., as Member

By:	/s/ Kenn Clifford
Name: Kenn Clifford
Title: Managing Director

MORGAN STANLEY GLOBAL
EMERGING MARKETS PRIVATE
INVESTMENT FUND, L.P.

By: MORGAN STANLEY GLOBAL EMERGING MARKETS, INC., as General Partner

By:	/s/ Kenn Clifford
Name: Kenn Clifford
Title: Managing Director

MORGAN STANLEY GLOBAL
EMERGING MARKETS PRIVATE
INVESTORS, L.P.

By: MORGAN STANLEY GLOBAL EMERGING MARKETS, INC., as General Partner

By:	/s/ Kenn Clifford
Name: Kenn Clifford
Title: Managing Director